EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan of Linear Technology
Corporation of our reports dated August 31, 2005, with respect to the consolidated financial statements and schedule of Linear Technology Corporation included in its Annual Report (Form 10-K/A) for the year ended July 3, 2005, Linear Technology Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Linear Technology Corporation, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
San Jose, California
November 18, 2005